EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS HIGHER
REVENUE AND EARNINGS IN SECOND QUARTER OF FY2011
DILUTED EARNINGS PER SHARE RISE 15.4% IN FIRST HALF OF FY2011, WHEN
COMPARED WITH FIRST HALF OF FY2010
DURANGO, Colorado (October 5, 2010) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported improved operating results for the second quarter and first half of FY2011.
For the three months ended August 31, 2010, total revenues increased 8.9 percent to approximately $6.6 million, compared with revenues of approximately $6.1 million in the second quarter of the previous fiscal year. Same-store sales at franchised retail outlets decreased 0.7 percent, while same-store pounds of factory products purchased by franchised stores declined by 1.0 percent, when compared with the prior-year quarter. Total factory sales increased 7.1 percent from the year-earlier period, primarily due to higher sales to the franchise system, including Cold Stone Creamery co-branded locations, and a 26% increase in sales to customers outside the Company’s network of franchised stores. Management believes the modest decrease in same-store sales was primarily due to the continued impact of a soft U.S. economy upon customer traffic in regional shopping malls and other retail venues.
Royalties and marketing fees were unchanged at approximately $1.4 million in the second quarters of both FY2010 and FY2011. This was partly due to a decrease in the average number of franchised domestic stores in operation, from 265 in the three months ended August 31, 2009, to 257 in the three months ended August 31, 2010. Retail sales increased from $670,900 in the second quarter of FY2010 to $922,700 in the most recent quarter, reflecting an increase in the average number of Company-owned stores in operation from 7 during the second quarter of FY2010 to 12 in the second quarter of FY2011. Franchise fees generated by new store openings totaled $52,500 in the most recent quarter, versus $44,000 in the year-earlier period.
Net income for the three months ended August 31, 2010 increased 6.9 percent to $944,000, versus $882,000 in the three months ended August 31, 2009. Basic earnings per share improved 6.7 percent to $0.16 in the second quarter of FY2011, compared with $0.15 a year earlier. Diluted earnings per share improved 7.1% to $0.15 in the FY2011 second quarter, versus $0.14 in the corresponding quarter in the previous fiscal year.
“We are pleased that our revenues and earnings continued to improve in the second quarter of Fiscal 2011, given the impact of high unemployment rates and a soft economy upon consumer spending throughout the United States,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory. “Our factory adjusted gross profit margin improved 160 basis points from the second quarter of Fiscal 2010, due primarily to manufacturing efficiencies associated with higher production levels, while franchise costs declined relative to the year-earlier quarter, reflecting lower professional fees. Increased general and administrative expenses, reflecting higher compensation expense and professional fees, caused our General and Administrative expense ratio to increase by 90 basis points when compared with the second quarter of Fiscal 2010. Overall, however, as a percentage of total revenues, our 21.9% pretax profit margin in the second quarter remained well above average, and we continue to deliver a return on shareholders’ equity.”
“While the recession and a difficult credit environment have slowed the rate of new Rocky Mountain Chocolate Factory store openings by existing and new franchisees, we have been pleased with the number of co-branded Cold Stone Creamery (“CSC”) stores coming on line, and with the interest exhibited by CSC franchisees in converting their stores into co-branded units,” continued Merryman. “As of the end of our second quarter, 30 CSC co-branded stores were operating, and another 9 locations had been sold to franchisees but were not yet open. As announced in a separate news release this morning, we recently launched a new self-serve yogurt franchise concept under the ‘Aspen Leaf Yogurt’ name, representing the Company’s entry into the fastest-growing segment of the estimated annual multi-billion dollar frozen yogurt market. We believe the return on investment from Aspen Leaf stores can be very attractive to potential franchisees, and our plan is to begin selling locations to franchisees in the second half of the current fiscal year.”
“The cash dividend yield of 4.2% on RMCF shares, based upon yesterday’s closing stock price, has continued to provide shareholders with an attractive level of investment income in a stock market environment that has not been kind to small-cap companies in recent months,” observed Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Our dividend policy was designed to allow Rocky Mountain’s public shareholders to participate directly in the profitability of the Company, and we believe this has resulted in a loyal ownership base of long-term stockholders. We believe that revenues and earnings from our flagship Rocky Mountain Chocolate Factory retail network should improve significantly once the economy recovers, and our proven franchise support infrastructure should allow the Company to effectively exploit new growth opportunities, such as the Cold Stone Creamery co-branding relationship and the Aspen Leaf self-serve yogurt concept, in coming years.”
“From a balance sheet perspective, our Company has never been stronger than it is today,” added Merryman. “We ended our second fiscal quarter with $3.8 million of cash and cash equivalents on hand, which represented an 80% increase in cash balances during the previous twelve months. Meanwhile our current ratio stood at a healthy 4.2-to-1.0, we had no debt outstanding, and our stockholders’ equity was approximately $15.6 million.”
For the six months ended August 31, 2010, total revenues increased 11.6 percent to approximately $14.2 million, compared with revenues of approximately $12.8 million in the first half of FY2010. Same-store sales at franchised retail outlets increased 0.1 percent, when compared with the six months ended August 31, 2009.
Royalties and marketing fees were relatively unchanged at approximately $2.8 million in the first half of FY2011, compared with approximately $2.7 million a year earlier. Retail sales increased to $1,736,000 in the first half of FY2011, compared with $1,176,500 in the first half of FY2010, reflecting an increase in the average number of Company-owned stores in operation. Franchise fees approximated $130,000 in the six months ended August 31, 2010, versus $54,000 in the corresponding period of the previous fiscal year.
Factory product sales increased 9.2 percent, primarily due to a 7.6 percent increase in purchases by the Company’s network of franchised and licensed retail stores and a 16.7 percent increase in product shipments to customers outside the Company’s system of franchised retail stores.
Net income for the six months ended August 31, 2010 rose 15.0 percent to $1,875,000, versus $1,630,000 in the six months ended August 31, 2009. Basic earnings per share increased 14.8 percent to $0.31 in the first half of FY2011, compared with $0.27 a year earlier. Diluted earnings per share of $0.30 in the six months ended August 31, 2010 were 15.4 percent higher than the $0.26 per share reported in the corresponding period of the previous fiscal year.
Franchisees and licensees opened 8 new stores, including 4 Cold Stone Creamery co-branded stores, during the second quarter, and 18 new stores, including 11 Cold Stone Co-branded stores, during the first half of Fiscal 2011. Based upon information currently available to the Company, we anticipate that the number of new store openings for the full year will approximate 37 to 54 units, including 30 to 40 Cold Stone Creamery co-branded locations and 2 to 4 Aspen Leaf self-serve yogurt stores.
During the second quarter of Fiscal 2011, franchisees and licensees opened new stores, including Cold Stone co-branded conversions, in Charlotte (Southpark), North Carolina; Copper Mountain, Colorado; Hillsboro, Oregon; Jefferson City, Missouri; Milltown, New Jersey; Nanaimo, British Columbia; Springboro, Ohio; Toronto (Brookfield-BCE), Ontario.
On September 17, 2010, the Company paid its 29th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record as of September 7, 2010.
The Company will host its second quarter conference call today, October 5, 2010 at 4:15 p.m. EDT. To access the conference call, please dial 877-317-6789 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until October 12, 2010 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the replay access code #444985.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 5, 2010, the Company and its franchisees operated 352 stores in 37 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of the Company’s launch of Aspen Leaf Yogurt, Inc. and its ability to open four locations this fiscal year and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during the
	six months ended	Stores open as of
	August 31, 2010	August 31, 2010
United States:
Franchised Stores	4	254
Company-owned Stores	—	12
International Licensed Stores	3	53
Cold Stone Co-branded	11	30

Total	18	349

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2010	2009	2010	2009
Revenues
Factory sales	$4,204	$3,927	63.5%	64.5%
Royalty and marketing fees	1,447	1,446	21.8%	23.8%
Franchise fees	53	44	0.8%	0.7%
Retail sales	923	670	13.9%	11.0%
Total revenues	6,627	6,087	100.0%	100.0%

Costs and Expenses
Cost of sales	3,078	2,858	46.5%	47.0%
Franchise costs	353	402	5.3%	6.6%
Sales and marketing	359	339	5.4%	5.5%
General and administrative	645	536	9.7%	8.8%
Retail operating	580	384	8.8%	6.3%
Depreciation and amortization	173	176	2.6%	2.9%

Total costs and expenses	5,188	4,695	78.3%	77.1%

Income from Operations	1,439	1,392	21.7%	22.9%

Interest Income	16	7	0.2%	0.1%

Income Before Income Taxes	1,455	1,399	21.9%	23.0%

Provision for Income Taxes	512	517	7.7%	8.5%

Net Income	$943	$882	14.2%	14.5%

Basic Earnings per Common Share	$0.16	$0.15
Diluted Earnings per Common Share	$0.15	$0.14

Weighted Average Common Shares Outstanding	6,044,048	6,005,891
Dilutive Effect of Stock Options	243,457	204,839
Weighted Average Common Shares Outstanding, Assuming Dilution	6,287,505	6,210,730

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2010	2009	2010	2009
Revenues
Factory sales	$9,618	$8,808	67.5%	69.1%
Royalty and marketing fees	2,758	2,718	19.4%	21.3%
Franchise fees	130	54	0.9%	0.4%
Retail sales	1,736	1,176	12.2%	9.2%
Total revenues	14,242	12,756	100.0%	100.0%

Costs and Expenses
Cost of sales	7,127	6,466	50.0%	50.7%
Franchise costs	713	772	5.0%	6.0%
Sales and marketing	748	677	5.3%	5.3%
General and administrative	1,313	1,203	9.2%	9.4%
Retail operating	1,122	708	7.9%	5.6%
Depreciation and amortization	341	355	2.4%	2.8%

Total costs and expenses	11,364	10,181	79.8%	79.8%

Income from Operations	2,878	2,575	20.2%	20.2%

Interest Income	25	12	0.2%	0.1%

Income Before Income Taxes	2,903	2,587	20.4%	20.3%

Provision for Income Taxes	1,028	957	7.2%	7.5%

Net Income	$1,875	$1,630	13.2%	12.8%

Basic Earnings per Common Share	$0.31	$0.27
Diluted Earnings per Common Share	$0.30	$0.26

Weighted Average Common Shares Outstanding	6,037,015	5,999,277
Dilutive Effect of Stock Options	232,772	201,182
Weighted Average Common Shares Outstanding, Assuming Dilution	6,269,787	6,200,459
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2010	February 28, 2010
		(audited)
Current Assets	$12,416	$12,225
Total Assets	$19,426	$18,920
Current Liabilities	$2,979	$3,294
Stockholders’ Equity	$15,615	$14,731